Exhibit 99.1

uDate.com Announces Revenues Of $6.62M With Earnings Before Interest Tax Depreciation And Amortization (EBITDA) Of $2.01M For Quarter 3 2001

NEW YORK, NY—(INTERNET WIRE)—Oct 08, 2001—uDate.com (OTCBB: UDAT —news), the global online personals group providing dating and matchmaking services to more than 150,000 subscribers through two leading brands www.udate.com and www.kiss.com, today announced preliminary results for the month of September 2001 and Quarter 3 2001.

FINANCIAL HIGHLIGHTS

During the third quarter 2001 the Company achieved earnings before interest tax depreciation and amortization (EBITDA) of $2.01M on revenues of $6.62M. The Company generated a net profit in the quarter of $0.42M. The results, which are subject to review as part of the company’s quarter end filings, compare favorably with the Company’s latest guidance issued on September 18th, 2001 and with the preceding quarter:

	Q3-2001	Q3-2001	Q2-2001
	Guidance	Actuals	Actuals
Revenues:	$6.5M	$6.62M	$4.22M

EBITDA:	$1.75M	$2.01M	$0.224M

Net Profit/Loss:	—	$0.42M	($1.10M )

In the month of September 2001 the Company achieved earnings before interest tax depreciation and amortization (EBITDA) of $0.906M, up 46% on the month of August 2001. Total revenues for the month of September 2001 were $2.36M, up $0.136M or 6.1%, on August 2001. The preliminary results for Q3-2001, which are subject to review as part of our Quarter end process, exceed the Company’s latest guidance of $1.75M issued on September 18th, 2001 by $0.26M or 15%.

The Company also reports a net profit in the month of September 2001, of $380,280.

Cash and cash equivalents at the end of September 2001 increased by 24% or $0.38M compared to the position at August 31, 2001. The Company ended the month with cash and cash equivalents of $1.98M. This figure is stated after meeting payments due in the month in respect of the loan note associated with the Kiss.com acquisition.

“These results are spectacular. I am delighted with the Company’s solid progress. Allowing for the effects of i) a seasonal low due to vacations, ii) a 30-day period and iii) the tragic terrorist events of September 11th, these results are phenomenal. To end the quarter with EBITDA 15% over our revised guidance reflects the traction and momentum we are building.” commented Mel Morris, Founder and CEO, uDate.com, inc.

CONSISTENT GROWTH IN SUBSCRIBER BASE

During September 2001, the uDate.com subscriber base grew by 5,527 an increase of 7.9%; Kiss.com grew by 1,959, an increase of 2.5%. This takes the total number of subscribers for the combined operation to 156,653 an increase of 5% over that recorded at the end of August 2001.

OUTLOOK FOR OCTOBER

“I expect October to show very strong growth over September. On October 5th we upgraded the Kiss.com web site to utilize revised technology based heavily on that used to support uDate.com. Already, we are seeing a very significant increase in conversions and membership receipts from the technology changes. We shall be providing revised guidance for Q4-2001 and Q1-2002 at the time we file our 10Q for Q3-2001 during the last week of October 2001.” continued Morris.

About uDate

uDate operates high-quality web sites that serve the online singles community. The Company stresses service, efficiency and personal security through its two leading brands uDate.com (www.udate.com) and Kiss.com (www.kiss.com).

uDate.com was launched commercially in February 1999 to provide a comprehensive Internet dating service featuring extensive customer profiles, sophisticated matchmaking technology and fully integrated instant messaging capabilities. uDate operates at the top end of its market sector with more than 150,000 subscribers and provides features that surpass the most professional off-line dating services.

Both uDate.com and Kiss.com web sites offer free registered membership. A registered member of either web site may post their profile and photographs and utilize the search or matchmaking features offered by the site at any time. To enable communication with other members however, registered members must purchase a subscription. Subscription plans are available allowing communication for periods of five days to 12 months.

Forward-Looking Statements

Certain statements in this press release that do not contain historical facts or information are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include those (a) that contain the words “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions, (b) that describe any of the Company’s or management’s plans, objectives or goals for future operations and products, or (c) that concern the characteristics and growth of the Company’s markets or customers or products or the expected liquidity and capital resources of the Company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company to be materially different from any future levels of results, activity, performance or achievements expressed or implied by such forward-looking statements. Such risks include, among others, those set forth in the Company’s Annual Report on Form 10-KSB under the heading, “Risk Factors” contained within Item 6. Management’s Discussion and Analysis or Plan of Operations. Such Risk Factors include the following: risks related to the Company’s financial condition and business model, risks related to the Company’s markets and strategy, risks related to the internet and the Company’s technology infrastructure, risks related to government regulation, and risks related to volatility in the price for the Company’s securities and the effect of future sales of the Company’s common stock. For a detailed discussion of these risk factors and other cautionary statements, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the most recently ended year.

Investor Relations
uDate.com, Inc.
800-506-2307
ir@uDate.com